Exhibit 10.1

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of June 11, 2019 by and between Priority Fulfillment Services, Inc., a Delaware corporation (the “Employer”), and James Butler (the “Executive”). In consideration of the mutual covenants contained in this Agreement, the Employer and the Executive agree as follows:
1.Employment. The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement. The term of such employment shall commence on the date hereof and shall continue until terminated by either party as set forth herein.
2.Capacity. Subject to the terms and conditions of this Agreement, the Executive shall serve the Employer as Executive Vice President & General Manager of LiveArea. The Executive shall also serve one or more of the direct or indirect subsidiaries or affiliates of Employer’s parent organization, PFSweb, Inc., a Delaware corporation (including its direct and indirect subsidiaries, collectively, “PFSweb”), in such office or such other or additional offices as the Executive may be requested to serve by the Chief Executive Officer of PFSweb (the “CEO”). In such capacity or capacities, the Executive shall report directly to the CEO, or to such other officer of PFSweb as the CEO shall direct, and shall perform such services and duties in connection with the business, affairs and operations of the Employer and/or one or more of the direct or indirect subsidiaries or affiliates of Employer or of PFSweb as are commensurate with such position and/or as may be assigned or delegated to the Executive from time to time by or under the authority of the CEO or such other officer of PFSweb as the CEO shall direct. While this position will not require a permanent relocation to the PFSweb, Inc. headquarters in Allen, TX, it is expected that significant travel will be required to such headquarters or other subsidiary locations and elsewhere to support LiveArea sales and business requirements.
3.Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:
(a)Salary. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a salary (the “Salary”) as set forth on

Schedule 1 attached hereto and incorporated herein. The Salary shall be payable in periodic installments in accordance with the Employer’s or PFSweb’s usual practice for its management personnel.
(b)    Bonus. The Executive shall be entitled to incentive stock options and participate in an annual equity incentive and/or bonus program as set forth on Schedule 2 attached hereto and incorporated herein.
(c)    Benefits. The Executive shall be entitled to participate in the health insurance and other benefit plans set forth on Schedule 3 attached hereto and incorporated herein. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer or PFSweb, applicable law and the discretion of any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer or PFSweb to establish any such plan or to maintain the effectiveness of any such plan that may be in effect from time to time.
(d)    Severance. The Executive shall be entitled to the severance benefits set forth on Schedule 4 attached hereto and incorporated herein.
(e)    Reimbursement of Business Expenses. The Employer shall reimburse the Executive for all reasonable expenses incurred by the Executive in performing services during the term of this Agreement, in accordance with PFSweb’s applicable policies and procedures, as in effect from time to time.
(f)    Indemnification. Employee shall be provided indemnification to the maximum extent permitted by the Employer’s Certificate of Incorporation and Bylaws and will be provided indemnification under the terms of an Indemnification Agreement on no less favorable terms than provided to other officers. Employer maintains one or more policies for directors’ and officers’ liability insurance (such policies and any replacements thereof, the “D&O Policy”) and Employee shall be provided coverage under such D&O Policy as an “insured person” for any acts or omissions by Employee in the performance of her duties or position as an officer, employee or agent of the Employer or any subsidiary thereof.

1.    Extent of Service. During the Executive’s employment under this Agreement, the Executive shall devote the Executive’s full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer’s and PFSweb’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be approved by the CEO; provided that nothing in this Agreement shall be construed as preventing the Executive from:
(a)    investing the Executive’s assets in any company or other entity in a manner not prohibited by this Agreement and in such form or manner as shall not require any material activities on the Executive’s part in connection with the operations or affairs of the companies or other entities in which such investments are made; or
(b)    engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.
5.    Change in Control of PFSweb, Inc. or Sale of LiveArea Business Unit. See Schedule 2 for information regarding payments of incentive awards under the Employer’s short-term incentive and long-term incentive plans in the event of a Change in Control event (as defined herein) or a sale of the LiveArea business unit (as defined herein). The term “Change in Control” shall mean the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving all or substantially all of the voting power of PFSweb, Inc. (the Employer’s parent company) shares and that requires the approval of the PFSweb Inc.’s stockholders. The “sale of the LiveArea business unit” shall mean the sale of all or substantially all of the LiveArea assets to a third party.
6.    Termination. The Executive’s employment under this Agreement shall terminate under any of the following circumstances set forth in this Section 6.
a.Termination by the Employer for Cause. The Executive’s employment under this Agreement may be terminated by the Employer for Cause (as defined herein) without further liability on the part of the Employer effective immediately upon written notice to the Executive. The term “Cause” shall mean: (i) a material breach by

Executive of any term set forth in this Agreement; (ii) Executive’s failure to follow the reasonable instructions of the CEO or the Board of Directors of Employer or PFSweb; (iii) misconduct on Executive’s part that is materially injurious to the Employer or PFSweb, monetarily or otherwise, including misappropriation of trade secrets, fraud, or embezzlement; (iv) Executive’s conviction for fraud or any other felony; (v) if Executive continually exhibits in regard to the Executive employment unavailability for service or habitual neglect; or (vi) the Executive’s substantial or material failure or refusal to perform according to, or comply with, the policies, procedures or practices established by the Company or the Board. For purposes of 6 (a) (i), (ii), (v) and (vi) above, Employer will provide written notification of Cause event to Executive and Executive will have 30 days to address and cure such Cause event in a manner acceptable to Employer. If the Executive cures the Cause event in a manner acceptable to the Employer during the 30 day period, Cause event shall be deemed not to have occurred.
b.Termination by the Executive. The Executive’s employment under this Agreement may be terminated by the Executive (i) at any time, for any reason or no reason, upon prior written notice to the Employer or (ii) for Good Reason (as defined below). For purposes of this Agreement, “Good Reason” shall mean that that the Executive has complied with the Good Reason Process (as defined below) following the occurrence of any of the following events:
(i)    a substantial diminution or other substantive adverse change, not consented to by the Executive, in the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties;
(ii)    an involuntary reduction of 20% or more in the Executive’s base Salary except for across-the-board reductions similarly affecting all or substantially all similar management level employees; or
(iii)    a breach by the Employer of any of its other material obligations under this Agreement.
“Good Reason Process” shall mean that: (A) the Executive reasonably determines in good faith that a “Good Reason” event has occurred; (B) the Executive notifies the Employer in writing of the occurrence of the Good Reason event within 30 days of the occurrence of such event and expressly identifies such notice as a “Good Reason Notice” under this Section; (C) the Executive cooperates in good faith with the Employer’s efforts, for a period not less than 30 days following such notice, to modify the Executive’s employment situation in a manner acceptable to the Executive and the Employer; and (D) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to the Executive. If the Employer cures the Good Reason event in a manner acceptable to the Executive during the 30 day period, Good Reason shall be deemed not to have occurred.
c.Termination by the Employer without Cause. The Executive’s employment under this Agreement may be terminated by the Employer at any time without Cause upon written notice to the Executive. Executive acknowledges and agrees that, for all purposes, Executive’s employment hereunder shall be deemed “employment at will.”
d.Death. The Executive’s employment with the Employer shall terminate upon the Executive death.
e.Disability. If the Executive shall be disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation, the CEO may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer during the period of such disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive’s full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Employer’s policies) and benefits under Section 4 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of six (6) months and the Executive’s employment may be terminated by the Employer at any time thereafter. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by a physician selected by the Employer to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Employer’s determination of such issue shall be binding on the Executive. Nothing in this Section shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
7.    Compensation Upon Termination.
(a)    If the Executive’s employment with the Employer is terminated under any provision of Section 6 above, the Employer shall pay or provide to the Executive (or to the Executive authorized representative or estate) (i) any earned but unpaid Salary, (ii) any vested and accrued, but unpaid, bonus compensation, (iii) any unpaid expense reimbursements, and (iv) any other accrued and vested benefits the Executive may have under any employee benefit plan of the Employer or PFSweb or under any other written agreement between Executive and the Employer or PFSweb, including as set forth on any Schedule attached hereto.
(b)    Notwithstanding the foregoing, nothing in this Section shall be construed to affect the Executive’s right to receive continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”) at the Executive’s own cost. The Executive shall be obligated to give prompt notice of the date of commencement of any employment during the benefits continuation period and shall respond promptly to any reasonable inquiries concerning any employment in which the Executive engages during the benefits continuation period.
8.    Nondisclosure of Proprietary Information; Surrender of Records; Noncompetition.
(a)Proprietary Information. Executive acknowledges that during the course of Executive’s employment with the Employer, the Employer has agreed to give Executive access to and use of, and/or Executive may have access to and/or may become aware of or have knowledge of, “Proprietary Information” and “Confidential Records” (as those terms are defined below) of the Employer, PFSweb, its predecessors, and its or their subsidiaries or affiliates (collectively, the “Employer Group”). Executive covenants that Executive shall not during the term of this Agreement or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Employer terminates), directly or indirectly, disclose, or use for Executive’s own purpose or for the benefit of any individual or entity, any Proprietary Information of which Executive has knowledge, unless such disclosure has been specifically authorized in writing by the Employer or is required by law. Executive acknowledges and understands that the term “Proprietary Information” includes, but is not limited to: (i) all ideas, inventions, know-how, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements, and all related documentation, whether or not patentable, copyrightable or entitled to other forms of protection, utilized by any member of the Employer Group or which are, directly or indirectly, related to the business, products or services, or proposed business, products or services, of any member of the Employer Group; (ii) the name and/or address of any customer or vendor of any member of the Employer Group or any information concerning the transactions or relations of any customer or vendor of any member of the Employer Group with any member of the Employer Group, their affiliates or any of their stockholders, members, principals, directors, officers, employees or agent; (iii) any financial information relating to any member of the Employer Group and their respective businesses, including, without limitation, information relating to pricing or marketing methods, sales margins, cost or source of materials, supplies or goods, capital structure, operating results or borrowing arrangements; (iv) any information which is generally regarded as confidential or proprietary in any line of business engaged in by any member of the Employer Group; (v) any business plans, budgets, advertising or marketing plans of any member of the Employer Group; (vi) any information contained in any corporate policies and procedures or manuals of any member of the Employer Group; (vii) any information belonging to customers, vendors or affiliates any member of the Employer Group has agreed to hold in confidence; and (viii) all written, graphic and other material (in any medium whether in writing, on magnetic tape or in electronic or other form) relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or is not copyrighted, trademarked or patented, or eligible for such or any other protection, may nonetheless by proprietary information. The term “Proprietary Information” shall not include (i) information generally available to and known by the public or (ii) information that is or becomes available to Executive on a non-confidential basis from a source other than any member of the Employer Group or any of their members, managers, stockholders, directors, officers, employees or agents and the disclosure of which was not a breach of any obligation of confidentiality.
(b)Confidentiality and Surrender of Records. Executive shall not during the term of this Agreement or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Employer terminates), except as required by law or as is necessary for the performance of Executive’s duties under this Agreement, directly or indirectly, publish, make known or in any manner disclose any Confidential Records to, or permit any inspection or copying of Confidential Records by, any individual or entity. Executive shall not retain, and will deliver promptly to the Employer, all copies of any of the same following termination of Executive’s employment hereunder for any reason or upon request by the Employer. For purposes of this Section, “Confidential Records” means, without limitation, all correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records belonging to the Employer or any member of the Employer Group, and customer and vendor records relating to or containing any proprietary information (in any medium whether in writing, on magnetic tape or in electronic or other form) or equipment of any kind belonging to the Employer or any member of the Employer Group, which may be in Executive’s possession or under Executive’s control or accessible to Executive. All Confidential Records shall be and remain the sole and exclusive property of the Employer during the Term and thereafter.
(c)Noncompetition; Nonsolicitation. In consideration of the covenants to be performed by the Employer hereunder, the Executive agrees as follows:
(i)    Except as provided below, for a period commencing on the date hereof and ending on the last day of the Restricted Period (as hereinafter defined), the Executive shall not, without the prior written consent of the CEO of PFSweb, Inc., either directly, indirectly, separately or in association with others:
(A)    engage in the operation of, or have any financial interest in (whether as an officer, director, employee, partner, owner, member, lender, shareholder, operator, consultant or otherwise) any entity, firm, business or trust that itself engages in, or through a subsidiary or affiliate engages in, any business then conducted, or known by the Executive to be proposed to be conducted, by the Employer and/or PFSweb (hereinafter, a “Competing Business”);
(B)    employ, attempt to employ, or cause or encourage others to employ or interfere, or otherwise interfere or attempt to interfere, with the employment, contractual or other business relationships between the Employer and/or PFSweb, on the one hand, and any of its customers, providers, payors, vendors, suppliers or agents, on the other hand for the purpose of engaging in a Competing Business;
(C)    advise or encourage any provider, payor, consultant or representative or client of, or vendor or supplier to the Employer and/or PFSweb to terminate the Executive or its relationship with the Employer and/or PFSweb or to reduce the amount of business it does with the Employer and/or PFSweb; or
(D)    solicit or otherwise induce or influence any officer, director, employee, supervisor, administrator or other personnel employed by the Employer and/or PFSweb to discontinue or terminate such employment or employ any such individual.
(i)Nothing in this Agreement shall prohibit the Executive from owning one percent (1%) or less of the issued and outstanding securities of a company which is engaged in a Competing Business whose securities are listed on a national securities exchange or listed on the NASDAQ National Market System.
(ii)For purposes of any provision of this Section, “directly or indirectly” means in the Executive’s individual capacity for the Executive own benefit or for the benefit of any other person or entity, or as a shareholder, partner, member or other principal, officer, director, trustee, manager, employee, agent or consultant of or to any person or entity whatsoever.
(iii)As used herein, the term “Restricted Period” means the period commencing on the date hereof and ending on the twelve (12) month anniversary of the date of termination of Executive’s employment hereunder, however arising.

(iv)The Executive acknowledges and agrees that the restrictions and provisions contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Employer, that the provisions contained in this Agreement are required to preserve for the Employer its goodwill, that the Employer would not have entered into this Agreement in the absence of such restrictions, that any violation of such restrictions and provisions will result in irreparable injury to the Employer, that the remedy at law for any breach of the foregoing restrictions will be inadequate, and that, in the event of any such breach, the Employer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief. The Executive further specifically acknowledges and agrees that the Employer shall be entitled to an equitable accounting of all earnings, profits and other benefits arising from any such breach, and further agrees to pay the reasonable legal fees and expenses incurred by the Employer in successfully enforcing the provisions contained herein. The Executive acknowledges that she has entered into this Agreement with full understanding and acceptance of the terms hereof. The Executive acknowledges that the restrictions imposed herein are fair and reasonable and are required for the protection of the Employer and are given as an integral part of the employment agreement contained herein. Executive further acknowledges that she has the ability and skills to obtain gainful employment in the industry of the Executive choosing while concurrently complying with the terms and provisions of this Agreement. The Executive expressly agrees that the provisions contained herein are severable independent covenants and are reasonable limitations as to time, geographical area and scope of activity, and such restrictions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Employer. If any of the covenants contained in this Agreement, or any part hereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in this Agreement, or any part hereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, said provision shall then be enforceable. The Executive acknowledges that the parties intend to and hereby confer jurisdiction to enforce the covenants contained in this Agreement upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Employer to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants. The existence of any claim or cause of action by Executive against the Employer shall not constitute a defense to the enforcement of this Agreement.
9.    No Other Obligations. Executive represents that Executive is not precluded or limited in Executive’s ability to undertake or perform the duties described herein by any contract, agreement or restrictive covenant. Executive covenants that Executive shall not disclose or employ the trade secrets or proprietary information of any other individual or entity in connection with Executive’s employment by the Employer. The Executive represents to the Employer that the Executive’s execution of this Agreement, the Executive’s employment with the Employer and the performance of the Executive’s proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
10.    Confidentiality. Executive agrees to keep confidential the terms of this Agreement, other than any terms provided by the Employer through its public filings with the Securities and Exchange Commission. This provision shall not prohibit Executive from providing this information on a confidential and privileged basis to Executive’s attorneys or accountants for purposes of obtaining legal or tax advice, to enforce this Agreement or as otherwise required by law, nor will this provision prevent Executive from introducing this Agreement in court or in arbitration in connection with any dispute involving this Agreement.
11.    Cooperation.

(a)    Executive shall, during the term of this Agreement and thereafter, at the reasonable request of the Employer, fully cooperate with any member of the Employer Group and their affiliates in connection with the prosecution or defense of any claim, action, arbitration, suit or proceeding against or by a third party relating to any member of the Employer Group or any of their affiliates, including, without limitation, providing access to Executive’s files and records that are relevant to such claim, action, arbitration, suit or proceeding and appearing as a witness in any such claim, action, arbitration, suit or proceeding (collectively, the “Cooperative Services”). To the extent Executive provides any such Cooperative Services following the termination of the Executive employment, Executive shall be reimbursed for all reasonable costs and expenses from time to time actually incurred by Executive in connection with the Executive provision of such Cooperative Services.
(b)    Upon termination of employment hereunder, Executive will cooperate with the Employer in the winding up or transferring to other employees any pending work or projects. Executive agrees that all property, including, without limitation, all equipment, tangible Proprietary Information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Executive in the course of, or incident to the Executive employment, belongs to the Employer and shall be returned promptly to the Employer upon termination of the Executive employment.
12.    Developments the Property of the Employer. All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or recreated or otherwise produced by Executive at any time during the term of this Agreement, alone or with others, and in any way relating to the present or proposed business, products or services of any member of the Employer Group, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, during the period of Executive’s employment with the Employer (“Developments”), shall be the sole and exclusive property of the Employer. Executive agrees to, and hereby does, assign to the Employer, without any further consideration, all of Executive’s right, title and interest throughout the world in and to all Developments. Executive agrees that all such Developments constitute works made for hire under the copyright and other laws of the United States and, as such, acknowledges that the Employer is the author of such Developments and owns all of the rights comprised in such Developments, and Executive hereby assigns to the Employer without any further consideration all of the rights comprised in the copyright and other proprietary rights Executive may have in any such Development to the extent that it might not be considered a work made for hire. Executive shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Employer promptly after development of the same, and at any time upon request.
13.    Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of Texas and solely for such purpose each party submits to the personal jurisdiction of such courts.
14.    Integration. This Agreement, including the Schedules hereto, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter, all of which prior agreements, if any, are hereby terminated and of no further force or effect.
15.    Assignment; Successors and Assigns, etc. Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer may assign its rights under this Agreement without the consent of the Executive in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
16.    Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
17.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
18.    Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at the principal executive office of PFSweb, attention CEO, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.
19.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.
20.    Governing Law. This agreement shall be construed under and be governed in all respects by the laws of the State of Texas, without giving effect to the conflict of laws principles of such State.
21.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
22.    Waiver of Jury Trial. Each party agrees to waive its rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. This waiver is irrevocable and shall apply to any subsequent amendment, renewal, supplement or modification of this Agreement.

[signatures on next page]

IN WITNESS WHEREOF, this Employment Agreement has been executed by the Employer, by its duly authorized officer, and by the Executive, as of the date set forth above.

Priority Fulfillment Services, Inc.

By:     /s/ Latrice Robinson
Latrice Robinson
Vice President, Human Resources

/s/ James Butler
James Butler

SCHEDULE 1

Base Annual Salary of $450,000

SCHEDULE 2

Bonus:
Short Term Incentive ("STI") Annual Plan: $165,000 - For 2019, this will be paid in PFSweb shares determined using the lower of the PFSweb share price as of (1) hire date or (2) market close on July 1, 2019 . Future years’ annual award share amounts will be set using the PFSweb share price as of as of the finalization of that year’s plan with the PFSweb compensation committee. Payouts will be based 50% on LiveArea service fee revenue objectives and 50% based on LiveArea direct contribution objectives identified for each year (to be set in that particular year). Payouts under the service fee revenue and direct contribution performances are mutually exclusive and not dependent on each other. Range of payout dependent on performance against objectives, with achievement of base level objective resulting in 50% payout, achievement of target objective resulting in 100% payout, and achievement of stretch objective resulting in 150% payout. Performances in between base and target, or between target and stretch will be paid out on a linear basis between the set payout objectives.

Targets for LiveArea performance for CY2019 STI objectives are to be set by July 31, 2019. While it is expected Executive will be employed for approximately 6 to 7 months during 2019, Executive will be eligible to earn a full amount of STI that year.

In the event of a Change in Control at PFSweb, Inc. or a sale of the LiveArea business unit (as defined) , STI for that year will be based on how the LiveArea business unit is performing against its financial goals on a year to date basis for that year. However, in any event, a minimum payout of base level STI (50% of target) will be paid.

Long Term Incentive:

(1)
Stock Options - 250,000 incentive stock options to be issued on date of employment with an option exercise strike price of $5.00. Subject to the Executive’s continuing employment, one fifth of the stock option award will vest as of each calendar yearend, beginning with the period ended December 31, 2019 (ie 20% of the incentive stock option award will vest as of December 31, 2019 and each December 31 thereafter). In the event of a PFSweb, Inc. Change in Control or a LiveArea business unit sale, all unvested stock options will vest immediately prior to the closing of such transaction.

(2)
Performance Based Stock units (PSUs) - Target level of 250,000 PFSweb, Inc. PSU stock units. Vesting of PSUs will be based on LiveArea achieving trailing twelve months service fee revenue and Adjusted EBITDA performance (“AEBITDA”) criteria at any time during the first five year period through June 30, 2024. PSUs will vest 50% of target (125,000 PSUs) once LiveArea achieves trailing twelve months service fee revenue of $120 million at an AEBITDA margin of 20%. Full 100% vesting of target (total cumulative amount of 250,000 PSUs) will occur once LiveArea achieves trailing twelve months service fee revenue of $140 million at an AEBITDA margin of 20%. Stretch goal of 120% of the target PSU awards (total cumulative amount of 300,000 PSUs) can be earned if LiveArea achieves trailing twelve months service fee revenue of $160 million at 20% AEBITDA margin. For purposes of each of these performance assessments, both the service fee revenue AND AEBITDA margin criteria must be met. For purposes of measurement against the above criteria, the revenue and AEBITDA impact of any future acquisitions will be excluded.

All remaining unvested PSU awards will vest upon a PFSW Change in Control or a LiveArea business unit sale occurring between June 11, 2019 and June 30, 2024, as follows:

(A)	During calendar year 2019 and 2020, 50% of the remaining unvested target level PSU awards will vest immediately, and the remainder will be forfeited.

(B)	During calendar year 2021, 75% of the remaining unvested target level PSU awards will vest immediately, and the remainder will be forfeited.

(C)	During calendar years 2022, 2023 and until June 30, 2024, 100% of the remaining target level unvested PSU awards will vest immediately.

The terms and provisions of the foregoing bonus and incentive awards will be set forth in separate award agreements which will be consistent with the PFSweb, Inc. Employee Stock and Incentive Plan (the “Plan”). To the extent any of the foregoing awards are not issued under the Plan, the Employer will use its best efforts to register any of such shares of PFSweb, Inc. stock issuable thereunder within 120 days of issuance.

SCHEDULE 3

Executive will be reimbursed Cobra medical premiums for coverage beginning with the date of hire until the first day of coverage begins with PFSweb provided benefits.

Executive shall participate and have access to other reimbursable expenses and allowances including enrollment in the Employer group benefit plans, as currently maintained, subject to the right of the Employer, upon such date or dates to be determined by it, to replace one or more of such Employer plans with one or more other group benefit plans, which currently consist of group health, dental, life, short-term disability and long-term disability benefit plans and other programs, policies and benefits under the Total Rewards package.

Executive will be reimbursed annually by Employer for life insurance policy costs for up to $750,000 of coverage.

SCHEDULE 4

Executive shall be entitled to Severance and Benefits in accordance with the terms and provisions of Exhibit A attached hereto and incorporated herein.
EXHIBIT A

1.    If the Employer terminates the Executive’s employment without Cause, or if the Executive terminates employment for Good Reason (each, a “Qualifying Termination”), then, upon execution and non-revocation of a release agreement that is reasonably acceptable to the Employer (the “Release”) within the 90-day period described below, and subject to Executive’s continuing compliance with obligations hereunder, including the obligations set forth in Sections 8, 10, 11, and 12 hereof, Employer shall pay Executive an equivalent of 12 months of Executive’s then base Salary (the “Severance”). The Severance will be paid in equal installments over a period of 12 months, net of any withholdings and taxes and in accordance with the Employer’s ordinary pay policies. Payment of the Severance shall commence within 90 days following Executive’s termination of employment, provided that within such 90-day period, Executive executes and does not revoke the Release, and provided further that if the 90-day period begins in one calendar year and ends in a subsequent calendar year, payment of the Severance shall commence in such subsequent calendar year. Each payment of Severance shall constitute a separate payment for purposes of Section 409A.

2.     In the event of a Qualifying Termination, all of Executive’s medical, dental and insurance benefits (the “Benefits”) will cease. Executive will be offered the option of continuing health insurance benefits under COBRA at Executive’s sole expense with the exception that Employer will reimburse Executive for up to the first six months of Cobra coverage upon a Qualifying Termination event.

3.    The parties agree that it is the intent of the parties to comply with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations promulgated thereunder (“Section 409A”), and this Agreement shall be deemed amended as may be necessary to fully comply with said Section 409A in order to preserve the payments and benefits provided hereunder without additional cost to either party. Without in any way limiting the generality of the foregoing, the parties agree that (i) if at the time of the Executive’s termination of employment, the Executive is considered a “specified employee” within the meaning of Section 409A, and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A, then no such payment shall be payable prior to the date that is the earlier of (x) six months after the Executive’s separation from service, or (y) the Executive’s death, (ii) the parties intend (x) the Severance to be exempt from Section 409A to the maximum extent permitted under the short-term deferral rule of Treasury Regulation Section 1.409A-1(b)(4) and/or the separation pay exemption under Treasury Regulation Section 1.409A-1(b)(9)(iii) and (y) the Benefits to be exempt from 409A under Treasury Regulation Section 1.409A-1(b)(9)(v)(B) or 1.409A-1(a)(5) (relating to certain welfare benefits). Executive acknowledges and agrees that Employer does not make any representations, warranties or guarantees about the tax treatment of the Severance or continuation of Benefits under Section 409A or otherwise.